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                                                                     Exhibit 13

                               PURCHASE AGREEMENT


     Nationwide Investing Foundation III, an Ohio business trust (the "Trust"), and Nationwide Advisory Services, Inc., an Ohio corporation (the "Company"), hereby agree with each other as follows:

     1. The Trust hereby offers the Company and the Company hereby purchases 10,000 units of beneficial interest in the Trust (such units of beneficial interest designated as the Local Fund Shares of the Nationwide S&P 500 Index Fund, being hereinafter known as the "Shares") at a price of $10 per Share. The Company hereby acknowledges purchase of the Shares, and the Trust hereby acknowledges receipt from the Company of the funds in the amount of $100,000 in full payment for the Shares.

     2. The Company represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

     3. The Company agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the fifth anniversary of the date the Trust begins its investment activities, the Company will pay to the Trust an amount equal to the number resulting from multiplying the Trust's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by the Company or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption (taking into account the Shares to be redeemed), so long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 23rd day of December, 1997.


                                             NATIONWIDE INVESTING FOUNDATION III


                                             By /s/ JAMES F. LAIRD, JR.
                                             ------------------------------
                                             James F. Laird, Jr., Treasurer


                                             NATIONWIDE ADVISORY SERVICES, INC.


                                             By /s/ CHRISTOPHER A. CRAY
                                             ------------------------------
                                             Christopher A. Cray, Treasurer